EXHIBIT 15-11

DTE Energy Company and

The Detroit Edison Company
Detroit, Michigan

We have made a review, in accordance with standards established by the American Institute of Certified Public Accountants, of the unaudited interim financial information of DTE Energy Company and subsidiaries and of The Detroit Edison Company and subsidiaries for the periods ended June 30, 1999 and 1998, as indicated in our report dated July 28, 1999. Because we did not perform an audit, we expressed no opinion on that information.

We are aware that our report referred to above, which is included in your Quarterly Report on Form 10-Q for the quarter ended June 30, 1999, is incorporated by reference in the following Registration Statements:

Form	Registration Number

DTE Energy Company
Form S-3	33-57545
Form S-8	333-00023

The Detroit Edison Company
Form S-3	33-53207
Form S-3	33-64296
Form S-3	333-65765

We also are aware that the aforementioned report, pursuant to Rule 436(c) under the Securities Act of 1933, is not considered a part of the Registration Statement prepared or certified by an accountant or a report prepared or certified by an accountant within the meaning of Sections 7 and 11 of that Act.

DELOITTE & TOUCHE LLP

Detroit, Michigan

July 28, 1999